CONSOLIDATED BALANCE SHEET (ChGAAP)
(Figures in thousands of Ch$ as of September 30, 2004)

ASSETS			2004	2003	LIABILITIES			2004	2003
			Ch$	Ch$				Ch$	Ch$
CURRENT ASSETS					CURRENT LIABILITIES
	Cash and banks		6,559,003	11,253,673		Banks and financial institutions - short-term		19,333,609	19,505,494
	Time deposits		162,306,466	273,430		Banks and financial institutions - current maturities		139,385,177	57,234,238
	Marketable securities		24,347,305	48,290,006		Promisory Notes		34,509,084	10,119,174
	Trade receivables		171,048,884	216,759,696		Debentures		7,099,458	111,713,626
	Notes receivable		5,256,899	6,061,897		Current maturities of other long-term liabilities		31,979	452,848
	Sundry debtors		21,984,549	11,598,711		Dividends payable		124,521,516	170,523
	Due from related companies		25,356,734	19,989,077		Accounts payable		63,081,389	133,028,051
	Inventories		7,106,111	20,038,925		Notes payable		0	231,086
	Refundable taxes		0	21,971,497		Sundry creditors		18,062,135	43,565,051
	Prepaid expenses		4,594,512	8,896,484		Due to related companies		31,833,928	20,459,743
	Deferred taxes		15,579,256	21,514,392		Provisions		6,483,812	9,646,954
	Other current assets		211,828,289	36,026,171		Withholdings		11,326,100	9,381,524
		Total current assets	655,968,008	422,673,959		Income tax		30,719,607	0
						Unearned income		8,182,655	7,836,295
FIXED ASSETS						Other current liabilities		1,863,902	2,839,320
	Land		26,184,666	28,165,146			Total current liabilities	496,434,351	426,183,927
	Construction and infrastructure works		188,481,195	189,972,371	LONG-TERM LIABILITIES
	Machinery and equipment		3,086,651,531	3,499,145,112
	Other fixed assets		251,491,620	387,406,971		Banks and financial institutions		243,783,223	377,561,451
	Technical revaluation		9,386,693	9,399,467		Debentures		317,550,159	344,177,678
	Less: accumulated depreciation		2,157,964,021	2,217,152,406		Due to related companies		997,413	9,175,189
		Fixed assets-net	1,404,231,684	1,896,936,661		Sundry creditors		0	23,072,882
						Provisions		19,057,449	19,430,545
OTHER ASSETS						Deferred Taxes		58,007,428	47,581,286
	Investments in related companies		7,756,394	10,645,697		Other long-term liabilities		4,259,894	4,753,687
	Investments in other companies		3,928	3,928			Total long term liabilities	643,655,566	825,752,718
	Goodwill		19,618,607	164,060,549	MINORITY INTEREST			1,519,738	1,282,682
	Long-term debtors		18,666,057	31,091,715
	Intangibles		34,740,816	36,724,975	EQUITY
	Amortization (less)		6,181,265	4,098,028
	Other long-term assets		3,956,892	10,126,546		Paid-in capital		859,490,281	865,435,375
						Reserve		16,330,315	10,385,221
						Other reserves		-837,209	60,030
		Total other assets	78,561,429	248,555,382		Retained earnings:		122,168,079	439,066,049
							Prior years	50,823,547	429,395,215
							(Losses) Income for the period	324,372,126	9,670,834
							Interim dividend (less)	253,027,594	0
							Total equity	997,151,466	1,314,946,675

TOTAL ASSETS			2,138,761,121	2,568,166,002	TOTAL LIABILITIES AND EQUITY			2,138,761,121	2,568,166,002